FOR IMMEDIATE RELEASE

Ferro Corporation Completes Investigation
and Confirms Findings

CLEVELAND, Ohio – September 15, 2004 – Ferro Corporation (NYSE:FOE) today announced the completion of its investigation and confirmed its findings related to the recent discovery of inappropriate accounting entries in its Polymer Additives business.

Ferro announced in a July 23, 2004 press release that its Polymer Additives business performance in the second quarter fell short of expectations, affecting Company earnings by approximately $0.12 per share. The Company also announced at that time it expected to take a $0.10 per share non-cash charge to earnings, or approximately $4.5 million after tax, related to inappropriate accounting entries (which included both irregular accounting entries and accounting mistakes) that had been uncovered by the Company during its financial review process.

A thorough investigation, conducted by independent legal counsel and independent auditors under the auspices of the Company’s Audit Committee, has now generally confirmed the findings reported in the July 23, 2004 press release. The investigation concluded that all of the potentially irregular accounting entries were made in the Polymer Additives business unit and without any knowledge or involvement of senior management. Substantially all of the irregular entries were made by a subordinate divisional employee who has since left the Company. The final investigation has resulted in the Company taking an additional estimated non-cash charge of $0.02 per share, or $0.9 million after tax. In addition, certain items that were initially included in the $0.12 per share second quarter earnings shortfall announced on July 23, 2004, have been reclassified as non-cash charges applicable to prior periods. The amount of such charges is approximately $0.02 per share, or $1.1 million after tax. Consequently, the total non-cash charge to earnings will be slightly less than $0.15 per share, or $6.4 million after tax.

Chairman and chief executive officer, Hector R. Ortino commented, “We have investigated this matter thoroughly and have corrected all of the inappropriate accounting entries. We are also instituting additional protective measures in an effort to prevent similar entries from being made in the future. In addition, as part of our on-going program to assure the Company’s internal control systems are in full compliance with applicable internal control requirements, we are evaluating further enhancements to the overall system of internal controls.”

Ferro advised its external auditors, KPMG LLP, of its findings and is working closely with KPMG to evaluate the effect of the investigation findings on current and prior-period financial statements. Finally, the Company has voluntarily disclosed its investigation findings to the Securities and Exchange Commission, agreed to provide the SEC with relevant information concerning the investigation and agreed to continue cooperating with the SEC in its review of this matter.

The Company will be filing an amended Form 10-Q for it fiscal quarter ended March 31, 2004 and an amended Form 10-K for its fiscal years ended December 31, 2003 and December 31, 2002, when it has completed its review of restated financial results for those periods. The Company will then file its Form 10-Q for its fiscal quarter ended June 30, 2004. Ferro has received a technical waiver from its bank group regarding the delay in providing quarterly financial reporting documents required under the Company’s revolving credit agreement.

Ortino further commented, “We are pleased to have the investigative process behind us and to have the investigation findings generally confirm our preliminary assessment of this matter. We will now focus our full energy going forward on growing our businesses and improving profitability. Ferro remains a strong Company with good businesses, a solid financial structure and a Leadership Agenda strategy that is beginning to deliver expected results,” said Mr. Ortino.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this press release and in future filings with the Securities and Exchange Commission reflect the Company’s expectations with respect to future performance and may constitute “forward-looking statements” within the meaning of federal securities laws. Pending completion of the restatement process, it is possible that additional adjustments of the current and prior period financial results could be identified. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the prices of major raw materials or sources of energy;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Political or economic instability as a result of acts of war, terrorism or otherwise; and

•	Access to capital, primarily in the United States capital markets, and any restrictions placed on Ferro by current or future financing arrangements.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

About Ferro Corporation

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Todd Tyler, 216-875-7104.

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